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Exhibit 10.1

COOPERATION AGREEMENT

between

UNIQURE N.V.

and

FORUNIQURE B.V.

and

FORBION 1 MANAGEMENT B.V.

and

FORBION INTERNATIONAL MANAGEMENT B.V.

and

FORBION CAPITAL PARTNERS MANAGEMENT HOLDING B.V.

16 April 2021

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This cooperation agreement (this “Agreement”) is dated 16 April 2021 and entered into between:

(1)

uniQure N.V., a public company with limited liability (naamloze vennootschap) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Amsterdam, the Netherlands and its registered office at Paasheuvelweg 25, 1105 BP Amsterdam, registered with the Dutch commercial register under number 54385229 (the “Company”);

(2)

ForUniqure B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Naarden, the Netherlands and its registered office at Gooimeer 2-35, 1411 DC Naarden, registered with the Dutch commercial register under number 71514341;

(3)

Forbion 1 Management B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Naarden, the Netherlands and its registered office at Gooimeer 2-35, 1411 DC Naarden, registered with the Dutch commercial register under number 34249898, in its capacity as director of ForUniqure B.V.;

(4)

Forbion International Management B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Naarden, the Netherlands and its registered office at Gooimeer 2-35, 1411 DC Naarden, registered with the Dutch commercial register under number 61982865, in its capacity as director of VectorY B.V., and

(5)

Forbion Capital Partners Management Holding B.V. a private company with limited liability (besloten vennootschap met beperkte aansprakelijkheid) incorporated under the laws of the Netherlands, having its seat (statutaire zetel) at Naarden, the Netherlands and its registered office at Gooimeer 2-35, 1411 DC Naarden, registered with the Dutch commercial register under number 34259994, in its capacity as shareholder of Forbion 1 Management B.V. and Forbion International Management B.V.

(the parties hereinafter collectively referred to as “Parties” and each a “Party” and parties 2 through 5 collectively referred to as “Investor”).

WHEREAS

(A)

In light of the exploration of good faith future opportunities between the Parties, the Investor as shareholder of the Company will refrain from certain activist activities from the date hereof ending two years after the signing date of this Agreement (the “Cooperation Period”), subject to the terms and conditions of this Agreement.

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IT IS AGREED AS FOLLOWS

1.	VOTING
1.1

At each annual general meeting and extraordinary meeting of the Company’s shareholders held prior to the expiration of the Cooperation Period, the Investor agrees to (A) vote, or cause to be voted, all shares of the Company (the “Ordinary Shares”) beneficially owned by the Investor and its Affiliates on the Company’s power of attorney, proxy card or voting instruction form (1) in favor of the re-election of any director serving on the board as of the date of this Agreement who is nominated by the Board and recommended for re-election, and against any proposals to remove any such members of the Board, (2) against any nominees to serve on the Board that have not been recommended by the Board, and (3) with respect to all other matters, other than a Voting Exempt Matter, in accordance with the Board’s recommendations as identified in the Company’s notice of general meeting or any supplement thereto; and (B) not execute any power or attorney, proxy card or voting instruction form in respect of such shareholders’ meeting other than the power of attorney or proxy card and related voting instruction form being solicited by or on behalf of the Board (such voting document, the “Company’s card”); provided, however, that with respect to any Voting Exempt Matter, the Investor shall have the ability to vote freely on the Company’s card so long as the Investor does not publicly disclose such vote. For purposes of this Clause 1.1, a “Voting Exempt Matter” means, with respect to the Company, any shareholder vote taken to approve or ratify any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party or any other transaction or decision constituting a 2:107A Dutch Civil Code matter. During the Cooperation Period, not later than five (5) business days prior to each of the Company’s meetings of shareholders, each Investor shall vote in accordance with this Clause 1.1 and shall not revoke or change any such vote.

2.	CONDUCT
2.1

From the date of this Agreement until the expiration of the Cooperation Period, the Investor shall not, and shall cause its Affiliates (as defined below), directors, general partners, officers, employees and, to the extent acting on its behalf or at its direction, agents (collectively, the “Related Persons”), not to, directly or indirectly, alone or with others, in any manner:

(a)

make any announcement or proposal with respect to, or offer, seek, propose or indicate an interest in (A) any form of business combination or acquisition or other transaction relating to assets or securities of the Company or any of its subsidiaries, (B) any form of restructuring, recapitalization or similar transaction with respect to the Company or any of its subsidiaries or (C) any form of tender or exchange offer for the Ordinary Shares;

(b)

make, engage in, assist with, or in any way participate in, directly or indirectly, any solicitation of proxies or written consents to vote (or withhold the vote of) any voting securities of the Company, or conduct any binding or non-binding referendum with respect to any voting securities of the Company, or engage in any solicitation activities on behalf of any person, or conduct any exempt solicitation, including under Rule 14a-2(b)(1) under the Exchange Act, with respect to the voting of any securities of the Company, or any securities convertible or exchangeable into or exercisable for any such securities, or otherwise take any action that could cause the Investor to be deemed a “participant” in a “solicitation,” as such terms are defined in Instruction 3 of Item 4 of Schedule 14A and Rule 14a-1 of Regulation 14A,

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respectively, under the Exchange Act, to vote (or withhold the vote of) any securities of the Company;

(c)	pursuant to Rule 14a-1(l)(2)(iv) under the Exchange Act communicate with shareholders of the Company or others;
(d)

acquire, or propose (publicly or otherwise) to acquire, or agree to acquire, beneficial ownership directly or indirectly, and acting alone or in concert with others, whether by purchase, tender or exchange offer, through the acquisition of control of another person, by joining a partnership, limited partnership, syndicate or other group, or through swap or hedging transactions or otherwise, any securities (including ordinary and preferred equity interests and debt that is convertible into any equity interests) of the Company, any direct or indirect rights or options to acquire any such securities, any derivative securities or contracts or instruments in any way related to the price of the Ordinary Shares, or any assets or liabilities of the Company;

(e)

advise, encourage, or influence, or seek to advise, encourage, or influence, any person with respect to the voting of (or execution of a proxy or written consent in respect of), acquisition of, or disposition of any securities of the Company, other than in relation to a disposition of Ordinary Shares held by the Investor;

(f)

provide investment advice with respect to the Company’s securities to any person, or provide logistical advice or assistance to any person engaged in a contested solicitation of proxies from the Company’s shareholders in connection with a meeting of shareholders of the Company or the solicitation of written consents from the Company’s shareholders;

(g)

take any action in support of or make any proposal or request that constitutes (or would constitute if taken): (A) advising, controlling, changing or influencing the Board or management of the Company, including any plans or proposals to change the voting standard with respect to director elections, number or term of directors or to fill any vacancies on the Board, except as set forth in this Agreement; (B) other where such action, in order to comply with Investor's fiduciary duties, is reasonably considered to be in the best interest of the Investor and its stakeholders, any change in the capitalization, share repurchase programs and practices, capital allocation programs and practices, or dividend policy of the Company; (C) any other change in the Company’s management, governance, compensation programs, policies, or business or corporate structure; (D) seeking to have the Company waive or make amendments or modifications to the Company’s articles of association, or other actions that may impede or facilitate the acquisition of control of the Company by any person; (E) causing a class of securities of the Company to be delisted from, or to cease to be authorized to be quoted on, any securities exchange; or (F) causing a class of securities of the Company to become eligible for termination of registration pursuant to Section 12(g)(4) of the Exchange Act;

(h)

engage in any course of conduct with the purpose of causing shareholders of the Company to vote contrary to the recommendation of the Board on any matter presented to the Company’s shareholders for their vote at any meeting of the Company’s shareholders or by written consent;

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(i)

call, seek to call, or request the call of (publicly or otherwise), alone or in concert with others, any meeting of shareholders, whether or not such a meeting is permitted by the Company’s articles of association, including, but not limited to, a “town hall meeting;”

(j)	seek, alone or in concert with others, representation on the Board;
(k)	demand a copy of the Company’s list of shareholders or its other books and records;
(l)	initiate, encourage or participate in any “vote no,” “withhold” or similar campaign relating to the Company;
(m)

act, seek, facilitate, or encourage any person, to submit nominations or proposals, whether in furtherance of a “contested solicitation” or otherwise, for the appointment, election or removal of directors or otherwise with respect to the Company or seek, facilitate, encourage, or take any other action with respect to the appointment, election or removal of any directors of the Company;

(n)

submit, participate in, or be the proponent of, or seek, or encourage any person, to submit, any shareholder proposal to the Company (including, but not limited to, any submission of shareholder proposals pursuant to Rule 14a-8 under the Exchange Act);

(o)

institute, solicit, encourage, assist, or join, as a party, or assist any Third Party in asserting, commencing, or maintaining, any litigation, arbitration or other proceeding (including any derivative action) against or involving the Company or any of its future, current or former directors or senior managers; provided, however, that the foregoing shall not prevent the Investor from (A) bringing litigation against the Company to enforce the provisions of this Agreement; (B) making counterclaims with respect to any proceeding initiated by, or on behalf of, the Company against the Investor; or (C) providing non-confidential information, participating in, responding to or complying with a validly issued legal process that neither the Investor nor any of its Related Persons initiated, encouraged or facilitated;

(p)

take any action, directly or indirectly, to interfere with any employment, consulting, compensation, indemnification, separation or other agreements, arrangements or understandings, whether written or oral, formal or informal, between the Company and any current or former director or senior manager of the Company, or which are intended to benefit any current or former director or senior manager of the Company, including, but not limited to, any provisions of the Company’s articles of association intended to indemnify, provide advancement of expenses or limit the liability of, any current or former director or senior manager of the Company;

(q)

disclose publicly or privately, in a manner that could reasonably be expected to become public, any intent, purpose, plan, or proposal with respect to the Board, the Company, its management, business or corporate structure, policies, or affairs, any of its securities or assets or this Agreement that is inconsistent with the provisions of this Agreement;

(r)

enter into any discussions, negotiations, understandings, or agreements (whether written or oral) with any person or entity to take any action the Investor is prohibited from taking pursuant to this Clause 1, or make any statement with respect to any such action, or advise, assist, encourage or seek to persuade any person or entity to take any action or make any

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statement with respect to any such action, or otherwise take or cause any action or make any statement inconsistent with any of the foregoing;

(s)	take any action triggering the Company to make a public disclosure (including, without limitation, the filing of any document with the SEC), other than reporting on percentage ownership;
(t)	otherwise take, or solicit, cause or encourage any Third Party to take, any action inconsistent with the foregoing.
2.2

The foregoing provisions of this Clause 2 shall not (i) prohibit the Investor or its Related Persons from engaging in private discussions with the Board or any director or senior manager of the Company regarding any matter so long as such private discussions are not intended to trigger any public disclosure obligations subject to the confidentiality obligations; (ii) impose any restriction on the directors (or any director nominee) from discharging her or his fiduciary duties or exercising her or his rights as a director of the Company; (iii) prohibit the Investor from making any disclosure required by applicable law, regulation, or legal process or as otherwise legally required by a regulatory or judicial authority with jurisdiction over the Investor; (iv) prohibit or limit the ability of the Investor to enforce this Agreement or (v) prohibit the Investor from entering into confidential discussions or agreements (such as irrevocable commitments) with a third party on the Investor's support to tender shares in a tender offer or for any shareholder vote taken to approve or ratify any merger, acquisition, recapitalization, restructuring, financing, disposition, distribution, spin-off, sale or transfer of all or substantially all of the Company’s or any of its Affiliates’ assets in one or a series of transactions, joint venture or other business combination of the Company or any of its Affiliates with a third party, or (vi) prohibit the Investor or its Related Persons from (a) selling any Ordinary Shares on the open market, (b) distributing any Ordinary Shares to its limited partners or (c) making any block trades of Ordinary Shares through a bank in the ordinary course (for the avoidance of doubt excluding where Investor or its Related Persons are aware that the buyer of such Ordinary Shares is an activist or otherwise has no good faith intentions in relation to the Company) .

2.3

As of the date of this Agreement, the Investor and, to the extent the Investor is aware, its Related Persons have no intention of taking any actions that if taken by the Investor would violate any of the terms of this Agreement.

2.4

As used in this Agreement, the terms “Affiliate” and “Associate” shall have the respective meanings set forth in Rule 12b-2 promulgated by the SEC under the Exchange Act; the terms “beneficial owner” and “beneficial ownership” shall have the same meanings as set forth in Rule 13d-3 promulgated by the SEC under the Exchange Act; the terms “economic owner” and “economically own” shall have the same meanings as “beneficial owner” and “beneficially own,”; the terms “person” or “persons” shall mean any individual, corporation (including not-for-profit), general or limited partnership, limited liability company, joint venture, estate, trust, association, organization, or other entity of any kind or nature; and the term “business day” shall mean any day that is not a Saturday, Sunday or other day on which commercial banks in the Netherlands are authorized or obligated to be closed by applicable law or regulations. For the avoidance of doubt, "Affiliate" will not be deemed to include (A) direct or indirect holders of an interest, shares or limited partners of the Investor or (B) any portfolio company of the Investor.

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3.	FUTURE OPPORTUNITIES
3.1

The Company and the Investor shall in good faith explore future opportunities to cooperate between themselves and/or their Affiliates, including the possibility to out-license de-prioritized programmes/assets of the Company to the Investor and/or its Affiliates.

3.2

The Parties agree that the Company may immediately terminate, or cause its relevant Affiliate to immediately terminate, any discussions, arrangements or agreements regarding any cooperation opportunities between the Parties and/or their Affiliates in the event of a breach of this Agreement by the Investor, without any form of compensation being due by the Company and/or its relevant Affiliate.

4.	MUTUAL NON-DISPARAGEMENT AND NON-INVESTIGATION
4.1

The Investor agrees that, until the earlier of (i) the expiration of the Cooperation Period and (ii) any material breach of this Agreement by the Company (provided that the Company shall have ten business days following written notice from the Investor of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates and Related Persons not to, directly or indirectly, without the prior written consent of the Company, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory, critical or negative toward, the Company or any of its directors, senior managers, Affiliates, subsidiaries, employees, or agents in their capacity as such (collectively, the “Company Agents”), or that might reasonably be construed to malign, harm, disparage, defame, or damage the reputation or good name of the Company, any of its businesses, products, or services, or any of the Company Agents in their capacity as such, including, without limitation: (x) in any document or report filed with or furnished to the SEC or any other governmental agency, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

4.2

The Company hereby agrees that, until the earlier of (i) the expiration of the Cooperation Period, and (ii) any material breach of this Agreement by the Investor (provided that the Investor shall have ten business days following written notice from the Company of any material breach to remedy such material breach if capable of remedy), neither it nor any of its Affiliates will, and it will cause each of its Affiliates not to, directly or indirectly, without the prior written consent of the Investor, make, express, transmit, speak, write, verbalize, or otherwise communicate in any way (or cause, further, assist, solicit, encourage, support, or participate in any of the foregoing), any remark, comment, message, information, declaration, communication, or other statement of any kind, whether verbal or in writing, that might reasonably be construed to be derogatory, critical or negative toward, the Investor or any of its principals, officers, Affiliates, employees, or agents in their capacity as such (collectively, the “Investor Agents”), or that might reasonably be construed to malign, harm, disparage, defame, or damage the reputation or good name of the Investor, any of its businesses, products, or services, or any of the Investor Agents in their capacity as such, including, without limitation: (x) in any document or report filed with or furnished to the SEC or any other governmental agency, (y) in any press release or other publicly available format, or (z) to any journalist or member of the media (including without limitation, in a television, radio, newspaper or magazine interview).

4.3

During the Cooperation Period, (i) The Investor shall not engage, encourage or cooperate in any private investigations firm or other person to investigate any of the Company’s directors or senior managers;

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and (ii) the Company shall not engage any private investigations firm or other person to investigate any member of the Investor or any of its Related Persons. For the avoidance of doubt, nothing contained in this Clause 3.3, shall prevent the Company or the Board from engaging a private investigations firm or other person to conduct a customary background review of any proposed director nominee prior to his or her appointment or election to the Board during the Cooperation Period.

4.4

Notwithstanding the foregoing, nothing in Clauses 4.1, 4.2, and 4.3. or elsewhere in this Agreement shall prohibit any person from (i) reporting possible violations of federal law or regulation to any governmental authority pursuant to Section 21F of the Exchange Act or Rule 21F promulgated thereunder, or (ii) making any other statement or disclosure required under the federal securities laws or other applicable law or regulations, including, but not limited to, the listing standards and other rules and regulations of the Nasdaq Stock Market.

5.	CONFIDENTIALITY / PUBLICITY
5.1

Each Party (including its individual directors and senior managers) will hold in complete confidence any information on the negotiations which led up to this Agreement, the existence of this Agreement and the terms of this Agreement, and will not disclose this Agreement or any documents related to this Agreement, in any form whatsoever to third parties, except as expressly provided herein. This confidentiality also relates to the information contained in any of the Schedules to this Agreement, as these may be updated from time to time.

5.2	The confidentiality obligations set out in Clause 5.1 do not apply if and to the extent that:
(i)	all other Parties consent in writing to the disclosure, such consent not to be unreasonably withheld;
(ii)	there is a legal or governance related obligation to disclose information regarding this Agreement or a legal obligation to submit (a copy of) this Agreement;
(iii)	such disclosure is reasonably determined by the disclosing party to be required by the rules and regulations of the SEC or Nasdaq, including, without limitation, pursuant to Section 5.1;
(iv)	proceedings are pending between any of the Parties before the regular courts or in arbitration, in which submission of this Agreement is necessary for the settlement of the dispute;
(v)

(information regarding) this Agreement is already in the public domain, unless such is a result of a breach of this Agreement by the party to whom the confidentiality obligations set out in Clause 5.1 extend; and/or

(vi)

communication with a Party's shareholders and its or their directors, employees, agents, its professional legal and financial advisers, auditors and underwriters is required. The Parties agree to ensure that these persons are aware of the confidentiality provisions in Clause 5.1 and require them to agree to those terms.

6.MISCELLANEOUS

6.1

No later than four (4) business days following the execution of this Agreement, the Company shall file a Current Report on Form 8-K with the SEC reporting the entry into this Agreement and appending or incorporating by reference this Agreement as an exhibit thereto.

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6.2

If either party alleges that the other party has materially breached this Agreement, the alleging party (the “Alleging Party”) shall promptly provide written notice to the other party (the “Non-Alleging Party”) reasonably detailing the alleged breach. The rights and obligations of each party shall continue under this Agreement until a court of competent jurisdiction determines that the Non-Alleging Party has breached this Agreement.

6.3

No right or obligation stemming from this Agreement may be assigned or transferred in any way (including without limitation by way of cessie, schuldoverneming and contractsoverneming) by a Party without the prior written consent of the other Parties.

6.4

Each Party undertakes towards each other Party to perform additional legal acts and/or sign additional documents, if required under law or upon a reasonable request by another Party, in order to perfect the execution of this Agreement and/or establish and protect such other Party's rights under this Agreement.

6.5	The provisions of this Agreement may only be amended by a written agreement signed by all Parties.
6.6	Each Party will bear its own costs in connection with the execution of this Agreement.
6.7

Each of the Parties warrants that this Agreement constitutes its legal, valid and binding obligations and that it has full power and authority to enter into and perform, and has taken all necessary action to authorise entry into and performance of this Agreement.

6.8

If and insofar provisions of this Agreement are inconsistent with any prior agreement, understanding, written or oral, between any of the Parties on the same subject matter, the provisions of this Agreement shall prevail.

6.9	Nothing in this Agreement shall limit the rights of a Party in case of fraud, gross negligence or wilful misconduct of any other Party.
7.	EXCLUSION OF RESCISSION, AMENDMENT AND NULLIFICATION

The Parties mutually waive the right to claim full or partial rescission (ontbinding) or nullification (vernietiging) of this Agreement, or to invoke invalidity (nietigheid) on any ground whatsoever and whether or not by way of defence, or to request amendment (wijziging) of this Agreement under Section 6:230 of the Dutch Civil Code.

8.	NOTICES AND OTHER ANNOUNCEMENTS TO THE PARTIES
8.1

Except as otherwise required by law, all notices, announcements, summons and/or communications pursuant to or in connection with this Agreement shall be in the English language and be delivered to the below addresses (or to such other address as a Party has after the date hereof communicated to the other Party in accordance with this Clause), by registered mail with return receipt or by courier.

If to Investor

Legal Counsel & Compliance Officer
Gooimeer 2 – 35, 1411 DC
Naarden, The Netherlands

With a copy to:	[*]

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[*]

If to uniQure:

uniQure N.V.
Chief Legal Officer
Paasheuvelweg 25A,1105 BA
Amsterdam The Netherlands

With a copy to:	[*]
8.2	Notices, announcements, summons and/or communications pursuant to or in connection with this Agreement shall be deemed to have been received at the following moments:

(a)if sent by registered letter: at the date of delivery evidenced by the return receipt; and

(a)	if sent by courier: at the date of delivery by the courier to the addressee.
9.	JURISDICTION AND GOVERNING LAW
9.1

The District Court of Amsterdam, the Netherlands has exclusive jurisdiction in first instance to settle any dispute arising out of or in connection with this Agreement (including a dispute relating to the existence, validity or termination of this Agreement or any non-contractual obligation arising out of or in connection with this Agreement.

9.2

Clause 9.1 shall also apply to disputes arising out of or in connection with agreements which are connected with this Agreement, unless the relevant agreement (including in particular the Parties Agreements) expressly provides otherwise.

9.3	This Agreement and all contractual and non-contractual obligations arising out of or in connection to it are governed by Dutch law.

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uniQure N.V.

___/s/ Matthew Kapusta _________ Name: Matthew Kapusta Title: CEO & Executive Director

ForUniQure B.V.

___/s/ Sander Slootweg___________ Name: Sander Slootweg Title: Director	____/s/ Vincent van Houten_______ Name: Vincent van Houten Title: Director

Forbion 1 Management B.V., in its capacity as director of ForUniqure B.V.

___/s/ Sander Slootweg____________ Name: Sander Slootweg Title: Director	____/s/ Vincent van Houten_______ Name: Vincent van Houten Title: Director

Forbion International Management B.V., in its capacity as director of VectorY B.V.

___/s/ Sander Slootweg_____________ Name: Sander Slootweg Title: Director	____/s/ Marco Boorsma___________ Name: Marco Boorsma Title: Director

Forbion Capital Partners Management Holding B.V., in its capacity as shareholder of Forbion 1 Management B.V. and Forbion International Management B.V.

____/s/ Sander Slootweg_____________ Name: Sander Slootweg Title: Director	_____/s/ Vincent van Houten_______ Name: Vincent van Houten Title: Director

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